Exhibit (k)(2)(i)

AMENDMENT

TO

THE SERVICES AGREEMENT

BETWEEN

CLARION FUNDS AND

SS&C GIDS, INC. AS SUCCESSOR IN INTEREST TO DST ASSET MANAGETR SOLUTIONS, INC.

THIS AMENDMENT (“Amendment”) is entered into on July 21, 2025, to be effective June 1, 2025 (the “Effective Date”) and amends the SERVICES AGREEMENT effective as of June 6, 2019, by and between SS&C GIDS, INC., as successor in interest to DST ASSET MANAGER SOLUTIONS, INC. (“SS&C”), and Each Fund listed on Schedule F to this Amendment (each, the “Fund”).

NOW THEREFORE, in consideration of the mutual promises, undertakings, covenants and conditions set forth herein, Fund and SS&C agree to amend the Services Agreement as follows:

1.

Schedule F-List of Funds. Schedule F-List of Funds attached hereto and hereby added to the Agreement. Each Fund listed on Schedule F is a Fund subject to all the rights and responsibilities of a Fund under the Agreement.

2.

Effect on Agreement. As of the Effective Date, this Amendment shall be effective to amend the Services Agreement and to the extent of any conflict between the Services Agreement and this Amendment, this Amendment shall control.

3.

Execution in Counterparts/Facsimile Transmission. This Amendment may be executed in separate counterparts, each of which will be deemed to be an original and all of which, collectively, will be deemed to constitute one and the same Amendment. This Amendment may also be signed by exchanging facsimile or electronic (e.g., PDF) copies of this Amendment, duly executed, in which event the parties hereto will promptly thereafter exchange original counterpart signed copies hereof.

4.

Agreement in Full Force and Effect. Except as specifically modified by this Amendment, the terms and conditions of the Services Agreement shall remain in full force and effect, and the Services Agreement, as amended by this Amendment, and all of its terms, including, but not limited to any warranties and representations set forth therein, if any, are hereby ratified and confirmed by the Fund and SS&C as of the Effective Date.

5.

Authorization. Each party hereby represents and warrants to the other that the person or entity signing this Amendment on behalf of such party is duly authorized to execute and deliver this Amendment and to legally bind the party on whose behalf this Amendment is signed to all of the terms, covenants and conditions contained in this Amendment.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized officers, to be effective as of the day and year first above written.

Each Fund Listed on Schedule F to this Amendment		SS&C GIDS, Inc.

By:	/s/ Jane Trust	By:	/s/ Nicholas Wright
Name:	Jane Trust	Name:	Nicholas Wright
Title:	President and Chief Executive Officer	Title:	Authorized Signatory

SCHEDULE F

LIST OF FUNDS

7180	CLARION PARTNERS REAL ESTATE INCOME FUND INC CLASS S	180567109
7181	CLARION PARTNERS REAL ESTATE INCOME FUND INC CLASS T	180567208
7182	CLARION PARTNERS REAL ESTATE INCOME FUND INC CLASS D	180567307
7183	CLARION PARTNERS REAL ESTATE INCOME FUND INC CLASS I	180567406
7184	CLARION PARTNERS REAL ESTATE INCOME FUND INC S AIP	LGM7184LG
7185	CLARION PARTNERS REAL ESTATE INCOME FUND INC T AIP	LGM7185LG
7186	CLARION PARTNERS REAL ESTATE INCOME FUND INC D AIP	LGM7186LG
7187	CLARION PARTNERS REAL ESTATE INCOME FUND INC I AIP	LGM7187LG
7189	FRANKLIN LEXINGTON PRIVATE MARKETS FUND CLASS S	353767106
7190	FRANKLIN LEXINGTON PRIVATE MARKETS FUND CLASS D	353767205
7191	FRANKLIN LEXINGTON PRIVATE MARKETS FUND CLASS I	353767304
7192	FRANKLIN LEXINGTON PRIVATE MARKETS FUND CLASS M	353767403
7193	FRANKLIN BSP LENDING FUND CLASS I	35243L 403
7194	FRANKLIN BSP LENDING FUND CLASS S	35243L 106
7195	FRANKLIN BSP LENDING FUND CLASS D	35243L 205
7196	FRANKLIN BSP LENDING FUND CLASS M	35243L 304
7197	FRANKLIN BSP LENDING FUND CLASS R6	35243L 502